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                                                                      EXHIBIT 99


POORE BROTHERS, INC. NAMES ERIC J. KUFEL NEW PRESIDENT AND CEO


GOODYEAR, AZ, January 27 -- Poore Brothers, Inc. (Nasdaq: POOR) announced today that Eric J. Kufel has been named President and Chief Executive Officer. Mr. Kufel comes to Poore Brothers from The Dial Corp. where he was the Senior Brand Manager for Purex Laundry Detergent.

Mark S. Howells, Chairman of the Company, stated that "Poore Brothers is entering a new phase in its business life cycle. David J. Brennan, the current President and CEO, has built a solid platform for Poore Brothers' continued growth. Dave will remain a director of Poore Brothers as well as consult with the Company while working with Eric to transition Poore Brothers into our next generation of growth. The Company is very grateful for Dave's past and continuing dedication. Poore Brothers is exceedingly fortunate to obtain the considerable skills of Mr. Kufel. He has considerable consumer products experience and a strong track record of achieving brand growth. We look forward to his contribution to the growth of Poore Brothers products and the creation of additional distribution channels."

Mr. Kufel received his Master's of International Management degree from the American Graduate School of International Management, Glendale, Arizona. After graduating, Mr. Kufel began his career with The Kellogg Company and managed the marketing plan of Kellogg's Frosted Flakes, the number one cereal brand in the country. While at Kellogg, Mr. Kufel developed and launched the Healthy Choice cereal line. In 1994, Mr. Kufel joined the Coca Cola Company's brand management group, achieving the title of Senior Brand Manager of Minute Maid Orange Juice.

In November 1995, Mr. Kufel joined The Dial Corporation as Senior Brand Manager of Purex Laundry Detergent. He was responsible for managing the sales and operations for this product which has annual retail consumption exceeding $240 million.

Mr. Kufel will assume his duties effective February 3, 1997. In addition to his responsibilities with the Company, Mr. Kufel will also serve as a member of the Company's Board of Directors.

Poore Brothers currently manufactures kettle cooked potato chips under its own label at plants in Goodyear, Arizona and LaVergne, Tennessee, along with private label chips for sale by grocery stores served by the Arizona facility. Poore Brothers also distributes a variety of snack food products manufactured by other companies.
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Certain statements contained herein may be "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).
Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.

Questions regarding this announcement or the Company should be directed to Jeffrey Strasberg, Chief Financial Officer at (602) 932-6204 or Becky Searles, Investor Relations at (602) 932-6201.